Exhibit 99.1

June 15, 2010

Dear Fellow Shareholder:

On behalf of the Board of Directors, Management and Staff of Killbuck Bancshares, Inc. and the Killbuck Savings Bank Co., it is my pleasure to enclose your semi-annual dividend check representing $1.50 per share. When compared to the $1.45 per share paid the first half of 2009, this represents an increase of $.05 per share. While many companies have cut dividends to preserve capital, due to both the strong capital position of our Company as well as stable earnings we are pleased to be able to increase our dividend with very little effect on our overall capital position.

After deducting for the enclosed dividend, the book price of your stock has grown to $71.31 per share. Total assets of the Bank as of May 31, 2010 stand at $381.9 million compared to $352.9 million a year ago, an increase of $29.0 million. Earnings for the first five months of 2010 remain at a consistent level with unaudited after tax earnings of $1.5 million.

Loans continued to show only modest growth over the past year with gross loans outstanding on May 31, 2010 of $212.3 million compared to $208.7 million a year ago. Because investment yields remain at historic low levels, it is very difficult to increase earnings without loan growth (the best source of a community bank’s income). We have plenty of capital, as well as the liquidity and the willingness to make quality loans, but we cannot make people borrow money. Due to the very rocky economic recovery, businesses and consumers are very hesitant to obligate themselves with new debt. People must first have the confidence that the economic environment will enable them to keep their jobs and business owners need to be confident that there will be a market for the goods and services they are producing.

Although national reports indicate that we are exiting this severe economic downturn (many experts calling the worse recession since the Great Depression), any economic upturn will take time to trickle down to small businesses, which represent the heart of our market. Nonetheless, local businesses tell us they are seeing a little light at the end of the tunnel with a bit more activity than a year ago, and there appears to be some pent-up demand. In addition, the real estate market appears to be stabilizing, and there is certainly plenty of liquidity to fuel economic growth. What’s currently lacking is the confidence that the worst is over.

Although there will be ongoing challenges as we exit “The Great Recession” (as it has been rightfully named), we will meet those challenges with ethical behavior and as professionals. If we do that, we believe we will be well positioned to take advantage of the improving economy. If you have any questions, do not hesitate to contact us. Have a Nice Summer.

Sincerely,

/s/ Luther E. Proper, President

Luther E. Proper, President